Exhibit 99.(a).(6)

At the request of O’Melveny & Meyers, we have included for your reference certain pages from the July 12th, 2005 presentation to the Board. Please note that such pages are as they were distributed to you on July 12th, 2005.  The projections and potential synergies set forth therein are based on information made available to us by Silver management or Aqua management prior to July 12th, 2005 and the pages have not been updated for any information after July 12th, 2005.  As such, the pages, among other things, do not reflect any subsequent updates to projections for Silver or Aqua, synergy projections, or market data.  The information contained in these pages do not represent the opinion of JPMorgan on any matter and remain subject to the qualifications and disclaimers that were contained at the beginning of the July 12th, 2005 presentation distributed to you.

PROJECT SCALE

This presentation was prepared exclusively for the benefit and internal use of the JPMorgan client to whom it is directly addressed and delivered (including such client’s subsidiaries, the “Company”) in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party.  This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by JPMorgan.  Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of JPMorgan.

The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change.  JPMorgan’s opinions and estimates constitute JPMorgan’s judgment and should be regarded as indicative, preliminary and for illustrative purposes only.  In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us.  In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity.  JPMorgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction.  Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.

Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by JPMorgan.

JPMorgan’s policies prohibit employees from offering, directly or indirectly, a favorable research rating or Silverecific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation.  JPMorgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors.

JPMorgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities Inc., J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A.  JPMorgan deal team members may be employees of any of the foregoing entities.

This presentation does not constitute a commitment by any JPMorgan entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services.

[Preliminary draft – for discussion purposes only]

Aqua valuation overview

$ millions, except per share data

		Analysis at various prices			DCF value(2)
Price per share(1)		$5.00	$6.00	$7.00	$7.02	to	$10.61
Fully diluted shares		57.9	57.9	59.1	59.1		61.5
Implied equity value		$289.5	$347.4	$413.5	$415.1		$652.0
Less: net debt		538.5	538.5	538.5	538.5		538.5
Implied enterprise value		828.0	885.9	952.0	953.6		1,190.5

Implied enterprise valuation multiples

								Median of
	Data							trading comps
2005E revenues	$550.0	1.5x	1.6x	1.7x	1.7x		2.2x	1.9	x
2006E revenues	605.0	1.4x	1.5x	1.6x	1.6x		2.0x	1.7	x
2007E revenues	665.5	1.2x	1.3x	1.4x	1.4x		1.8x	N/A

2005E EBITDA	$100.0	8.3x	8.9x	9.5x	9.5x		11.9x	10.5	x
2006E EBITDA	110.0	7.5x	8.1x	8.7x	8.7x		10.8x	9.1	x
2007E EBITDA	121.0	6.8x	7.3x	7.9x	7.9x		9.8x	N/A

Note: Subject to further diligence

(1)   Diluted shares calculated using treasury method; 57.9mm basic shares and 8.2mm options ($6.00 strike price)

(2)   Based on Aqua projections; Capex and net working investment 3.0% and 6.0% of revenues, respectively; Terminal revenue growth of 4.0–4.5% and 10.0-11.0% cost of capital

[Preliminary draft – for discussion purposes only]

Synergies forecast and valuation

Synergies ($ millions) - Case 1

	2005E	2006E	2007E	2008E	2009E	2010E
Revenue synergies:
Synergy #1: Attrition (5% of sales)	$(8.1)	$(9.0)	$(10.1)	$(11.4)	$(12.6)	$(13.7)
Synergy #2: Path Leakage	0.0	18.0	36.0	54.0	60.0	66.0
Synergy #3: Case revenue	0.0	19.8	43.6	71.9	105.4	145.0
Total revenue synergies	$(8.1)	$28.8	$69.4	$114.5	$152.8	$197.2

Gross profit margin	60.0%	60.0%	60.0%	60.0%	60.0%	60.0%
Pre-tax revenue synergies	$(4.9)	$17.3	$41.7	$68.7	$91.7	$118.3
Cost synergies	$9.6	$14.8	$20.0	$20.3	$20.5	$20.8
Realized pre-tax synergies	$4.8	$32.1	$61.7	$88.9	$112.2	$139.2

Tax-rate	39.0%	39.0%	39.0%	39.0%	39.0%	39.0%
Tax-affected synergies	$2.9	$19.6	$37.6	$54.3	$68.5	$84.9

PV of total synergies

Discount rate	Total value	Value per Silver share(1)
	($ mm)
11.0%	$635.1	$27.46
11.5%	603.9	26.12
12.0%	575.3	24.88

PV of cost synergies

Discount rate	Total value	Value per Silver share(1)
	($ mm)
11.0%	$120.0	$5.19
11.5%	114.2	4.94
12.0%	108.9	4.71

PV of revenue synergies

Discount rate	Total value	Value per Silver share(1)
	($ mm)
11.0%	$515.2	$22.28
11.5%	489.8	21.18
12.0%	466.4	20.17

Source: Aqua management; cost to achieve synergies to be determined

Note: Valuation date of 7/8/05; assumes terminal period in 2010; terminal period adjusted for the implied growth in revenue attrition from Silver base revenues and supply cost savings

(1) 23.1mm fully diluted shares

[Preliminary draft – for discussion purposes only]

Pro forma analysis

$ millions

	2006	2007	2008	’06-08’ CAGR
Revenues
Silver revenues	$180.4	$202.4	$227.7	12.3%
Aqua revenues	605.0	665.5	732.1	10.0%
Combined revenues (pre-synergies)	$785.4	$867.9	$959.7	10.5%
% growth	10.3%	10.5%	10.6%

Revenue synergies	28.8	69.4	114.5
Total revenue (post-synergies)	$814.2	$937.3	$1,074.2	14.9%
% growth	15.6%	15.1%	14.6%

EBITDA
Silver EBITDA	$16.6	$25.2	$34.9	44.9%
Aqua EBITDA	110.0	121.0	133.1	10.0%
Combined EBITDA (pre-synergies)	$126.6	$146.2	$168.0	15.2%
% margin	16.1%	16.9%	17.5%

Total pre-tax synergies	$32.1	$61.7	$88.9

Combined EBITDA (post-synergies)	$158.7	$207.9	$257.0	27.2%
% margin	20.2%	24.0%	26.8%
% growth	35.5%	31.0%	23.6%

Implied enterprise value at 8.0x (no synergies)	$1,013.1	$1,169.9	$1,344.1
Implied enterprise value at 8.0x (with synergies)	$1,269.5	$1,663.2	$2,055.7

[Preliminary draft – for discussion purposes only]

Preliminary value creation analysis

$ millions

Note: Assumes 45% total stock consideration; public shareholders receive cash consideration, Dr. Peter receives a mix of cash and stock consideration

(1)          Assumes fully diluted shares outstanding of 23.6mm

(2)          As of 3/31/05; Diluted shares calculated using treasury method; 57.9mm basic shares and 8.2mm options ($6.00 strike price)

(3)          Present value of revenue and cost synergies using 11% discount rate, 60% margins applied to revenue synergies and tax rate of 39%; Valuation date of 7/8/05; assumes terminal period in 2010; terminal period adjusted for the implied growth in revenue attrition from Silver base revenues and supply cost savings

[Preliminary draft – for discussion purposes only]